Strategic Environmental & Energy Resources, Inc. 10-12b

Exhibit 10.2

EXCHANGE & ACQUISITION AGREEMENT

THIS EXCHANGE AGREEMENT (the “Agreement”) made this 10th day of August, 2011 by and among, Strategic Environmental & Energy Resources, Inc., a Nevada corporation, with its principal offices located at 7801 Brighton Rd., Commerce City, CO 80022 ("SENR" or “Purchaser” or “Pubco”) on one hand and Black Stone Management Services, LLC, a Nevada limited liability company, with its principal office located at 10805 Bernini Dr., Las Vegas, NV  89141 (“BSMS” or the “Company”) and Fortunato Villamagna, the inventor and Company’s Chairman (collectively referred to jointly and severally as “Sellers”), on the other hand.

WHEREAS, the parties have formed Paragon Waste Solutions, LLC, a Colorado Limited Liability Company, currently owned 60% by Pubco and 40% by Sellers (“Paragon”); and

WHEREAS, The Boards of Directors of Pubco and the Sellers have determined that an irrevocable and final acquisition by Pubco through a voluntary exchange of Pubco shares for the intellectual property arising out of or related to the Pyro-Plasma Waste Destruction and Emission Treatment technology and process (herein “Technology” or “Transferred IP”) developed and currently owned by Sellers as more fully described and defined in Exhibit A attached hereto and incorporated herein by this reference (the “Exchange and Acquisition”), upon the terms and subject to the conditions set forth in this Agreement, would be fair and in the best interests of the Pubco’s stockholders and the Sellers, and the Board of Directors of Pubco and the Sellers have approved such equal and fair Exchange and Acquisition,” pursuant to which Sellers’ intellectual property in the Technology will be exchanged and acquired for the right of Sellers to receive 1,000,000 shares of common stock of Pubco (the “Exchange Shares”); and

WHEREAS, the Technology being acquired herein by Pubco shall NOT include certain plasma technology being developed by Sellers outside the field of Emission Treatment Technology.

WHEREAS, Sellers desire to sell and Pubco desires to purchase all of the Intellectual Property rights arising out of and related to the Technology of Sellers in a stock-for-assets exchange (the “Reorganization”) intended to qualify as a tax-free reorganization under §368(a)(1)(C) of the Internal Revenue Code; and

WHEREAS, Field of Use for the acquired Technology is unlimited and shall include any and all applications for the Technology related to solid waste destruction and emission treatment of any kind throughout the world; and

WHEREAS, Purchasers acknowledge prior commitments and license agreements entered into by Black Stone Management Services, attached to this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

1.           Purchase and Sale.  Subject to the terms and conditions set forth in this Agreement, Sellers agree to sell, convey, transfer, grant, assign, and deliver to Purchasers from Sellers as of the date of this Agreement all of Sellers’ interest in and to the Technology and Transferred IP, including, but not necessarily limited to, the following:

a.	All right, title and interest of Sellers in and to all patents, patents pending, and any applications therefor, copyrights, trademarks, and trade names filed by Sellers; and

b.
All right, title and interest of Sellers in and to any agreements, licenses, proposed licenses, memoranda of understanding, and letters of intent arising out of or related to the Technology and Transferred IP; and

c.
All right, title and interest of Sellers now owned or to be owned in and to inventions, discoveries, improvements, processes, ideas and know-how ("Know-how"), including, without limitation, Know-how relating to the Technology and Transferred IP; and

d.
All right, title and interest of Sellers in and to all business plans, customer lists, market surveys, trade secrets and other proprietary information of Seller arising out of or related to the Technology and Transferred IP; and

e.
All right, title and interest of Sellers in and to all test and technical data, research materials, records, blue-prints, drawings, specifications, diagrams, programs, software or other computer records, and other materials arising out of or related to the Technology and Transferred IP.

2.           Consideration Paid by SENR As full and final consideration for the Transferred IP, SENR shall issue a total of one million (1,000,000)  common shares in Strategic Environmental & Energy Resources, Inc. (SENR.pk) to Black Stone Management Services at a deemed value of $0.10 per share at close of the transaction.

3.           Corporate Authority   The execution and delivery of this Agreement by BSMS and the consummation of the transaction contemplated hereby, are not in violation of any restrictions governing its corporate transactions.  The execution and performance of this Agreement by Sellers, will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which Sellers is/are a party and will not violate any judgment, decree, order, writ, or regulation applicable to Sellers.

4.           Ownership of Interests.  Sellers are the sole owners of record and beneficially of all of the Technology and Transferred IP that is the subject of this Agreement.   Sellers represent and warrant that it/he owns such interests free and clear of all rights, claims, liens and encumbrances, and the interests have not been sold, pledged, assigned nor otherwise transferred except pursuant to this Agreement.

5.           Approvals.  No approval, authorization, consent, order or other action of, or filing with, any person, firm or corporation is required in connection with the execution and delivery of this Agreement by Sellers for the consummation of the transactions described herein.

6.           Further Assurances.  The parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

7.           Indemnification. Sellers, jointly and severally, agree to indemnify and hold harmless Pubco and any of its affiliates (including Paragon), officers, directors and principal capital interest holders from and against any liability, damage, or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including attorneys' fees, resulting from any claims by third parties (including, but not limited to UTEC and any of its related parties or individuals) related to the exchange and transfer of the Technology and Transferred IP from Sellers to Pubco as set forth in this Agreement.

Purchaser agrees to indemnify and hold harmless Sellers and any affiliates, officers, directors and principal capital interest holders from and against any liability, damage, or deficiency in performance, accident, misuse or catastrophic event, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including attorneys' fees, resulting from any claims by third parties related to the exchange and transfer of the Technology from Sellers to Pubco as set forth in this Agreement.

Miscellaneous:

8.           Waivers.  The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no way constitute waiver as to future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

9.           Amendment.  This Agreement may be amended or modified only by a written instrument signed by all the parties or the duly authorized representatives of the respective parties.

10.         Governing Law.  This Agreement shall be construed, and the legal relations between the parties determined, in accordance with the laws of the State of Nevada, thereby precluding any choice of law rules which may direct the application of the laws of any other jurisdiction.

11.         Publicity.  No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either party hereto at any time from the signing hereof without advance approval in writing of the form and substance by the other party.

12.         Entire Agreement.  This Agreement executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the sale of the Intellectual Property and supersedes all prior agreements, written or oral, with respect thereto.

13.         Headings.  The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

14.         Severability of Provisions.  The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

15.         Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

16.         Binding Effect.  This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

17.         Press Releases.  The parties will mutually agree as to the wording and timing of any informational releases concerning this transaction prior to and through Closing.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Purchaser:

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

/s/ J. John Combs
By: J. John Combs, CEO

Sellers:

FORTUNATO VILLAMAGNA, an individual

/s/ Fortunato Villamagna

BLACK STONE MANAGEMENT SERVICES, LLC

/s/ Fortunato Villamagna
By: Fortunato Villamagna, Chairman

EXHIBIT “A” TO EXCHANGE & ACQUISITION AGREEMENT

The licensed Technology entails a cold plasma oxidation process that allows for the destruction of hazardous, chemical and biological waste via a non-thermal, non-pyrolitic process that can be operated as a stand-alone system or in conjunction with an existing thermal treatment pre-treatment process. The waste is converted using by injecting waste into a stream of free radicals that break the waste apart.  The high kinetic energy induced in the field creates numerous ionized, excited and dissociated species with varying levels of chemical activity.  These species create the perfect environment for plasma chemical reactors, with the ability to convert carbonaceous materials and steam to inert gasses.

Rather than using brute force thermal methods (incineration or hot plasmas) to destroy waste, the Technology utilizes very low current but high voltage fields working on a molecule’s internal dipole to break up molecules into fragments of their constituent molecules. Once the low temperature plasma is created, the exothermic system is thermally managed in order to convert the ions, atoms, molecular fragments and plasma to a carefully controlled series of products (carbon dioxide and water).

The Technology includes any mechanical delivery or form of the process, including, but not limited to, batch, continuous feed, or any related process.